Filed Pursuant to Rule 424(b)(3)
File Number 333-140607

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement No. 3
to Prospectus dated May 25, 2007
as supplemented by
Prospectus Supplement No. 1 dated June 4, 2007
Prospectus Supplement No. 2 dated June 5, 2007

BIONOVO, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated May 25, 2007 as supplemented by Prospectus Supplement No. 1 dated June 4, 2007 and Prospectus Supplement No. 2 dated June 5, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the NASDAQ Capital Market under the symbol BNVI. On June 15, 2007, the closing price of our common stock on the NASDAQ was $4.31.

This Prospectus Supplement includes the attached Current Report dated June 12, 2007 on Form 8-K of Bionovo, Inc., as filed by us with the U.S. Securities and Exchange Commission on June 12, 2007.

YOU SHOULD READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2 AND THIS PROSPECTUS SUPPLEMENT NO. 3 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 18, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2007

Bionovo, Inc.

(Exact Name of Company as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50073	20-5526892
(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 375
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

(510) 601-2000

(Company’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2007, Richard Juelis was appointed to the Board of Directors of Bionovo, Inc. (the “Company”). Mr. Juelis will serve on the Company’s audit, compensation and nominations and corporate governance committees.

Also on June 12, 2007, Frances Preston resigned from the Board of Directors of the Company.

A copy of the press release announcing both events is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Bionovo, Inc. on June 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIONOVO, INC.

Date: June 12, 2007	By:	/s/ James P. Stapleton
Name: James P. Stapleton
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Bionovo, Inc. on June 12, 2007.

Company Contacts: Bionovo, Inc. Jim Stapleton Chief Financial Officer Phone: 510.420.4180 jim@bionovo.com Media: Katherina Audley Phone: 415.847.7295 katherina.audley@bionovo.com
Final Version
Richard Juelis Joins Bionovo’s Board of Directors

Emeryville, CA, June 12, 2007 - Bionovo, Inc. (NASDAQ: BNVI) announced today the appointment of Richard Juelis to the company’s Board of Directors. Mr. Juelis has had extensive finance and general management experience with large and emerging pharmaceutical and biotech companies. He will serve on the audit, compensation and nominations committees. The appointment of Mr. Juelis leaves Bionovo’s board membership with four independent members.

“I’m excited to join Bionovo’s Board of Directors,” said Mr. Juelis. “Bionovo is at an important development stage with its lead drug, MF101, moving toward registration trials. I believe my industry experience will help further accelerate the company's already rapid growth plans."

Mr. Juelis has been a Chief Financial Officer for the past fifteen years with emerging public healthcare companies. For the last two years, he has served as Vice President, Finance and Chief Financial Officer of World Heart, Inc., a public cardiac medical device company. For ten years prior to that, Juelis was CFO with Cellegy Pharmaceuticals, a public specialty pharmaceuticals company focusing on women’s health. Mr. Juelis has also held domestic and international finance and general management positions with two major pharmaceutical companies, Schering-Plough and Hoffmann-LaRoche.

“We are delighted to welcome Richard Juelis to our Board of Directors. His appointment comes at an important crossroads for Bionovo, as we plan to advance our lead compound, MF101, into Phase 3 clinical testing,” said Dr. Isaac Cohen, Chairman and CEO of Bionovo. “His far reaching background in finance, operations and business development is a tremendous asset for executing our growth strategy. We are confident that Richard’s long and successful track record in the industry coupled with his superb leadership skills will provide the company with valuable in-depth knowledge to craft partnership and licensing opportunities.”

Mr. Juelis received an M.B.A. from Columbia University, a B.S. in Chemistry from Fordham University and is a Certified Management Accountant (CMA). He is currently a Director and Audit Committee Chairman at Adept Technology, a leading public robotics company.

Bionovo accepted the resignation of Frances Preston, former President and CEO of Broadcast Music, Inc. (BMI), from its Board of Directors effective June 12, 2007. In her resignation letter, Ms. Preston cited a conflict in her ability to attend company board meetings due to her demanding position as BMI’s representative in the international arena.

"We thank Frances Preston for her service on our Board," said Isaac Cohen, Bionovo Chairman and CEO. "We have valued her advice and sincere care to cancer research and treatment. We wish her continued success in her duties to BMI and will continue harnessing her advise and support."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 has completed Phase 2 for the treatment of menopausal symptoms and in a trial of 217 postmenopausal women, MF101 was more effective than placebo at reducing the frequency and severity of hot flashes. In addition, MF101 was proven to be extremely safe and very well tolerated. BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. Bionovo is developing its products in close collaboration with leading U.S. academic research centers, including: University of California, San Francisco, University of California, Davis, and the University of Colorado Health Sciences Center. For further information please visit: http://www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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